Exhibit 4(c)
AMENDMENT NO. TWO
TO THE
ATMOS ENERGY CORPORATION
RETIREMENT SAVINGS PLAN AND TRUST
AMENDED AND RESTATED
EFFECTIVE AS OF JANUARY 1, 2005
     WHEREAS, ATMOS ENERGY CORPORATION (the “Company”) has heretofore amended and restated the Atmos Energy Corporation Retirement Savings Plan and Trust Amended and Restated Effective as of January 1, 2005 (the “Plan”); and
     WHEREAS, pursuant to the provisions of Section 10.01 of the Plan, the Company desires to amend the Plan as hereinafter provided (i) to implement an automatic enrollment feature, and (ii) to reflect certain requirements of sections 401(k) and 401(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as specified in the final regulations issued by the Internal Revenue Service under said Code sections (the “Final Regulations”). This amendment is intended as good faith compliance with the requirements of Code sections 401(k) and 401(m) as specified in the Final Regulations and is intended to be construed in accordance with Code Sections 401(k) and 401(m) and the Final Regulations;
     NOW, THEREFORE, Atmos Energy Corporation does hereby amend the Plan, effective as of the dates set forth herein, as follows:
     1. Sub-section 3.01(b) is amended, effective as of January 1, 2007, by striking said Section and substituting in lieu thereof the following:
(b)	For purposes of eligibility to make Salary Reduction Contributions under Section 4.01, an Employee shall be eligible to become a Participant in this Plan as of the Entry Date coincident with or immediately following the date on which he or she becomes an Employee (an “Eligible Employee”). For purposes of eligibility to receive allocations of Safeharbor Matching Contributions under Section 4.02 and Discretionary Contributions under Section 4.03, a Participant shall be eligible to participate in this Plan as of the Entry Date coincident with or immediately following his completion of one (1) year of Service. For purposes of eligibility to receive allocations of Matching Contributions under Section 4.08 from and after the payroll period beginning April 23, 2005, the Georgia Union Participant shall be eligible to participate in this Plan as of March 31, 2005, provided he or she has completed one (1) year of service by that date. For the period from April 23, 2005 through April 28, 2006 for purposes of eligibility to receive allocations of Matching Contributions under Section 4.08, a Georgia Union Participant shall be eligible to participate in this Plan as of the Entry Date coincident with or immediately following his completion of one (1) year of Service. After April 29, 2006, Participants who were former Georgia Union Participants and who as of April 29, 2006 had not yet met the eligibility requirements for Safe Harbor Matching Contributions and Discretionary Contributions shall be eligible for such contributions in accordance with the foregoing provisions applicable to all Participants.
     2. Sub-section 3.01(c) is amended, effective as of January 1, 2007, by striking said Section and substituting in lieu thereof the following:
(c)	Prior to January 1, 2007, the term “Entry Date” shall mean the first day of the first payroll period coincident with or immediately following each January 1st, April 1st, July 1st and October 1st. On and after January 1, 2007, the term “Entry Date” shall mean the first day of the first payroll period. The Entry Date for Former TXU Employees who have completed one (1) year of Service as of their date of employment with an Employer, after taking into account the provisions of Section 3.02(d) hereof, shall be the first day of the first payroll period coincident with or immediately following their date of employment with an Employer.
     3. Sub-sections 4.01(a) and 4.01(b) are amended, effective as of January 1, 2007, by striking said Sub-sections and substituting in lieu thereof the following:
4.01	Salary Reduction Contributions
(a)	For each Plan Year, each Employer shall contribute to the Trust Fund, on behalf of each of its Eligible Employees and Participants an amount equal to the total amount of “Salary Reduction Contributions” (defined below). Salary Reduction Contributions may be in the form of cash or Company Stock, and shall be deposited in the Trust Fund as soon as administratively feasible, but in no event later than the fifteenth (15th) business day of the calendar month following the calendar month during which such contributions were made.

“Salary Reduction Contributions” shall mean the amount by which an Eligible Employee or a Participant agrees to reduce his salary from his Employer, which reduction shall be equal to a percentage of his Compensation (excluding bonuses) per payroll period, which shall not be less than one percent (1%) or more than sixty-five percent (65%) of Compensation for such Eligible Employee or Participant.

(b)	Subject to the provisions of Section 4.01(g) hereof, each Eligible Employee shall be given the opportunity to affirmatively elect to make Salary Reduction Contributions. Salary Reduction Contributions shall commence as of the Entry Date coinciding with or immediately following the date on which the Eligible Employee has properly completed the steps necessary to affirmatively elect to make Salary Reduction Contributions.

Notwithstanding the foregoing, effective on and after January 1, 2007, unless, in accordance with uniform and nondiscriminatory procedures established by the Plan Administrator, an Eligible Employee either (i) opts out of Salary Reduction Contributions during the “Opt Out Period” (defined below), or (ii) affirmatively elects to contribute a different percentage of Compensation as a Salary Reduction Contribution during the Opt Out Period, effective as of the first Entry Date coinciding with or immediately following the end of the Opt Out Period, each such Eligible Employee will be deemed to have agreed to Salary Reduction Contributions equal to four percent (4%) of such Participant’s Compensation (“Automatic Salary Reduction Contributions”). If an Eligible Employee affirmatively elects to contribute a different percentage of his or her Compensation as a Salary Reduction Contribution during the Opt Out Period, such Salary Reduction Contributions shall commence as of the Entry Date coinciding with or immediately following the date on which an Eligible Employee has properly completed the steps necessary to affirmatively elect to contribute a different percentage of his or her Compensation as a Salary Reduction Contribution.

Furthermore, effective for Plan Years commencing on and after January 1, 2007, with respect to each Participant whose Salary Reduction Contribution for the 2007 Plan Year, or next succeeding Plan Year (as the case may be), is less than four percent (4%) of such Participant’s Compensation, unless, in accordance with the uniform and nondiscriminatory procedures established by the Plan Administrator, such Participant either (i) opts out of Salary Reduction Contributions during the Opt Out Period, or (ii) affirmatively elects to contribute a different percentage of his or her

Compensation as a Salary Reduction Contribution during the Opt Out Period, effective as of the first Entry Date of the next succeeding Plan Year, each such Participant will be deemed to have agreed to Automatic Salary Reduction Contributions equal to 4% of such Participant’s Compensation. If a Participant affirmatively elects to contribute a different percentage of his or her Compensation as a Salary Reduction Contribution during the Opt Out Period, such Salary Reduction Contributions shall commence as of the Entry Date coinciding with or immediately following the date on which an Participant has properly completed the steps necessary to affirmatively elect to contribute a different percentage of his or her Compensation as a Salary Reduction Contribution.
The “Opt Out Period” shall be the thirty (30) day period following (i) the date an Eligible Employee is provided with enrollment materials, or (ii) the date a Participant is provided with annual enrollment materials, as applicable.

Eligible Employees and Participants shall be provided with an Automatic Salary Reduction Contribution Notice explaining (i) the percentage of the Employee’s Compensation that will be contributed to the Plan as Automatic Salary Reduction Contributions if the Employee does not either opt out or affirmatively elect to contribute a different percentage of his or her Compensation as Salary Reduction Contributions, (ii) the Employee’s rights to change the percentage of the Employee’s Compensation that will apply towards Salary Reduction Contributions, or stop Salary Reduction Contributions completely, (iii) how Automatic Salary Reduction Contributions will be invested, and (iv) the procedures for changing the rate of Automatic Salary Reduction Contributions, or stopping Automatic Salary Reduction Contributions completely.
     4. Sub-section 4.01(c) is amended, effective for Plan Years beginning on and after January 1, 2006, by striking said Sub-section and substituting in lieu thereof the following:
(c)	Notwithstanding anything herein to the contrary, for any Participant’s taxable year, a Participant’s Salary Reduction Contribution shall not exceed the dollar limitation contained in Code Section 402(g) in effect for such taxable year, except to the extent permitted under Section 4.01(f) and Code Section 414(v), if applicable. An Employer may amend or revoke a Participant’s Salary Reduction Contributions at any time if such Employer determines that such revocation or amendment is necessary to ensure that the reduction in such Participant’s Compensation for any payroll period does not exceed the maximum deferral amount set forth above.

In the event that the total reduction on behalf of any Participant for any of his or her taxable years exceeds the dollar limitation provided for in this Section 4.01(c), such “Excess Deferrals” (as defined in Code Section 402(g)(2) and the treasury regulations promulgated thereunder), together with income allocable thereto, shall be distributed to the Participant on whose behalf such reduction was made not later than April 15 following the close of the Participant’s taxable year in which the reduction was made, in the manner and to the extent provided under the applicable treasury regulations.

The income allocable to an Excess Deferrals shall be determined by multiplying the income allocable to the Participant’s Salary Reduction Contributions for the Plan Year by a fraction, the numerator of which is the Excess Deferrals of the Participant, as determined above, and the denominator of which is the balance of the Participant’s Salary Reduction Contributions on the last day of the Plan Year, reduced by the income allocable to such account for the Plan Year and increased by the loss allocable to such account for the Plan Year.

Effective for Plan Years beginning on and after January 1, 2006, Excess Deferrals shall be adjusted for any income or loss up to the date of distribution. The income or loss allocable to Excess Deferrals is the sum of (i) the income or loss allocable to the Participant’s Salary Reduction Contributions for the Plan Year, multiplied by a fraction, the numerator of which is such Participant’s Salary Reduction Contributions for such year and the denominator of which is the Participant’s Salary Reduction Contribution Account balance attributable to Elective Deferrals without regard to any income or loss occurring during such taxable year; and (ii) 10 percent of the amount determined under (i) multiplied by the number of whole calendar months between the end of the Participant’s taxable year and the date of distribution, counting the month of distribution as a whole month if the distribution occurs after the 15th day of such month.
     5. Sub-sections 4.01(d) and 4.01(e) are amended, effective as of January 1, 2007, by striking said Sub-section and substituting in lieu thereof the following:
(d)	Salary Reduction Contributions credited to a Participant’s Salary Reduction Contribution Account pursuant to Section 4.01(a) shall be one hundred percent (100%) vested and non-forfeitable at all times. For all purposes of this Plan, a Participant’s Compensation for any Year during which Salary Reduction Contributions are being made on behalf of the Participant shall be equal to the Participant’s Compensation before deduction of Salary Reduction Contributions.

(e)	Salary Reduction Contributions shall be subject to the following rules and limitations:
(1)	Salary Reduction Contributions shall apply to each payroll period during which the Participant has agreed, or is deemed to have agreed, to make Salary Reduction Contributions in accordance with Section 4.01(b), hereof.

(2)	A Participant may modify or terminate Salary Reduction Contributions at any time upon notice to the Committee, subject to the requirements of paragraph (3), below. If a Participant terminates his or her Salary Reduction Contributions, he or she may elect to recommence Salary Reduction Contributions at any time thereafter, subject to the requirements of paragraph (3), below.

(3)	Any change or termination to Salary Reduction Contributions shall be effective as of, and shall not apply to any payroll period preceding, the payroll period immediately following the date on which the Committee receives notice of such change or termination of a Participant’s Salary Reduction Contributions.

(4)	An Employer may change or terminate Salary Reduction Contributions with respect to a Participant at any time if the Employer determines that such change or termination is necessary (i) to ensure that a Participant’s Additions for any Year will not exceed the limitation of Section 5.03 hereof, (ii) to ensure that Employer contributions made pursuant to Sections 4.01, 4.02, 4.03 and 4.08 hereof are fully deductible by the Employer for Federal income tax purposes, and (iii) to ensure that a Participant’s Salary Reduction Contributions do not exceed the limitation of Section 4.01(c) hereof relating to “excess deferrals” (as defined in Code Section 402(g)(2) and the treasury regulations promulgated thereunder) or the limitations of Section 4.01(g) hereof relating to “Excess Contributions” (as defined in Section 4.01(g)(3) hereof).

(5)	Except as otherwise provided in Sections 4.01(g) and 4.08 hereof, the requirements of Code Section 401(k)(3) are satisfied by the safeharbor provided under Code Section 401(k)(12). Prior to (i) the Employee’s initial Entry Date, and (ii) the beginning of each Plan Year, the Employer shall provide written notice to each Employee who is eligible to receive Safeharbor Matching Contributions pursuant to Section 4.02 hereof that this Plan is exempt from the general nondiscrimination rules of Code Section 401(k)(3).

(6)	Upon termination of employment, a Participant’s Salary Reduction Contribution Account shall be distributed in accordance with Article VI.
     6. Sub-section 4.01(g) is amended, effective for Plan Years beginning on and after January 1, 2006, by striking said Sub-section and substituting in lieu thereof the following:
(g)	The limitations described in this Section 4.01(g) shall be determined in accordance with the applicable sections of the Code and regulations thereunder. This Subsection 4.01(g) shall apply to “ADP Participants” from and after the payroll period beginning April 23, 2005. “ADP Participants” shall mean (i) from the payroll period beginning on April 23, 2005, through April 29, 2006, any Participant who is a Georgia Union Participant, and (ii) for Plan Years beginning on and after January 1, 2006, any Participant who is not a Georgia Union Participant and who will not have completed at least one (1) year of Service by the close of the Plan Year, and who therefore is ineligible to receive Safeharbor Matching Contributions for such Plan Year.
(1)	Notwithstanding any other provision of this Plan, in no event shall the Employer make a Salary Reduction Contribution on behalf of any ADP Participant in any Plan Year (the “Current Plan Year”) if such contribution would cause the “Actual Deferral Percentage” (or “ADP”) of Highly Compensated Employees who are ADP Participants (referred to in this Section 4.01(g) as “Highly Compensated ADP Employees”) to exceed the greater of the limitations indicated below:
(a)	One hundred twenty-five percent (125%) of the ADP for all Non-Highly Compensated Employees who are ADP Participants (referred to in this Section 4.01(g) as “Non-Highly Compensated ADP Employees”) for the prior Plan Year; or

(b)	The lesser of (i) the sum of the ADP for all Non-Highly Compensated ADP Employees for the prior Plan Year plus two percent (2%), or (ii) two hundred percent (200%) of the ADP for all Non-Highly Compensated ADP Employees for the prior Plan Year.
For the 2005 Plan Year, the Employer may elect to use either the Non-Highly Compensated ADP Employees’ ADP for such Plan Year, or an assumed ADP of three percent (3%) for the Non-Highly Compensated ADP Employees.

The ADP for all Non-Highly Compensated ADP Employees under this Section 4.01(g)(1) determined on the basis of the prior Plan Year is referred to herein as the “Prior Year Testing Method”.

(2)	The Committee shall, to the extent necessary to conform the Salary Reduction Contributions to the above limitations, reduce prospectively the amount of Salary Reduction Contributions to be made on behalf of Highly

Compensated ADP Employees. Such prospective reduction shall first be applied to reduce the dollar amount elected by all those Highly Compensated ADP Employees who have elected the highest dollar amount of Salary Reduction Contributions compared to the dollar amount elected by all those Highly Compensated ADP Employees (including those Employees whose dollar amount was previously reduced) whose elected dollar amount is at the next highest dollar amount of Salary Reduction Contributions, and shall thereafter continue to be applied to the extent necessary in like manner in descending order on the basis of elected contribution amounts. The total amount by which the Salary Reduction Contributions must be reduced prospectively as provided above shall be determined under Section 4.01(g)(1) above and shall be calculated by reducing contributions made on behalf of Highly Compensated ADP Employees in the order of their actual deferral percentages beginning with the highest of such percentages, and continuing to reduce the Salary Reduction Contributions of the Highly Compensated ADP Employees with the next highest contribution percentages in a like manner in descending order based on rates of contribution percentages until the amount reduced is sufficient to satisfy the limitations of Section 4.01(g)(1) above.
Such prospective reductions may thereafter be adjusted by the Committee, upon due notice to the affected ADP Participants, at any time thereafter to increase the elected amounts for those Highly Compensated ADP Employees whose amounts were previously reduced in accordance with this Section if the Committee shall determine that such increase will not cause the limits set forth in Section 4.01(g)(1) to be exceeded for the Plan Year. Any such increase shall be applied to the reduced Highly Compensated ADP Employees in ascending order, starting with those reduced Highly Compensated ADP Employees who were last affected by the reduction sequence provided for herein. Any decrease of an ADP Participant’s Salary Reduction Contributions under this Section shall be in addition to and shall not otherwise affect such Participant’s rights to change or suspend contributions.

(3)	In the event that following the end of a Plan Year, it is determined by the Committee that the Salary Reduction Contributions for Highly Compensated ADP Employees exceed the limitations of Section 4.01(g)(1), then the amount in excess of such limitation (“Excess Contributions”) (and the income thereon) (with the amount of such Excess Contributions calculated by reducing the contributions made on behalf of Highly Compensated ADP Employees in the order of the actual deferral percentages beginning with the highest such percentage and continuing to reduce the Salary Reduction Contributions of the Highly Compensated ADP Employees with the next highest contribution percentages in a like manner in descending order based on rates of contribution percentages until such percentages satisfy the test in Section 4.01(g)(1)) shall be distributed to the Highly Compensated ADP Employees, notwithstanding any Plan provision to the contrary, no later than the last day of the Plan Year following the close of the Plan Year in which such Excess Contributions occurred. If such Excess Contributions are distributed more than two and one-half (2-1/2) months after the last day of the Plan Year in which such Excess Contributions occurred, a ten percent (10%) excise tax will be imposed on the Employer with respect to such amounts.

In distributing Excess Contributions, the following rules shall apply: The Excess Contributions shall first be applied to reduce the dollar amount elected by all those Highly Compensated ADP Employees who have elected the highest dollar amount of Salary Reduction Contributions compared to the dollar amount elected by all those Highly Compensated ADP Employees (including those Employees whose dollar amount was previously reduced) whose elected dollar amount is at the next highest dollar amount of Salary Reduction Contributions and shall thereafter continue to be applied to the extent necessary in like manner in descending order on the basis of elected contribution amounts until the reductions equal the Excess Contributions and enable the Salary Reduction Contributions to conform to the limitations of Section 4.01(g)(1).
The amount of Excess Contributions to be distributed to each affected Highly Compensated ADP Employee is equal to the Salary Reduction Contributions on behalf of such Employee (prior to reduction of the Excess Contributions) less the product of such Employee’s ADP (after reduction for such Excess Contributions) times such Employee’s Total Compensation, rounded to the nearest one cent ($.01), and likewise is equal to the amount of reduction provided for herein.

The amount of Excess Contributions that may be distributed under this Section with respect to a Highly Compensated ADP Employee for a Plan Year shall be reduced by any “excess deferrals” (as defined in Section 4.01(c)) attributable to such Plan Year previously distributed to such Employee. In the event a distribution of Salary Reduction Contributions constitutes a distribution of Excess Contributions and a distribution of “excess deferrals” pursuant to Section 4.01(c), the amounts distributed shall be treated as a simultaneous distribution of both Excess Contributions and “excess deferrals.”

In no event shall the amount of Excess Contributions that may be distributed under this Subsection with respect to a Highly Compensated ADP Employee for a Plan Year exceed the amount of Salary Reduction Contributions on behalf of such Employee under this Plan for such Plan Year.

(4)	In determining the amount of income allocable to Excess Contributions which are being distributed, the following rules shall apply:
(a)	The income allocable to Excess Contributions for the Plan Year in which the contributions are made is the income for the Plan Year allocable to Salary Reduction Contributions and amounts treated as Salary Reduction Contributions with respect to the Highly Compensated ADP Employee, multiplied by a fraction, the numerator of which is the amount of Excess Contributions made on behalf of the Highly Compensated ADP Employee for the Plan Year and the denominator of which is the balance of such Employee’s Salary Reduction Contribution Account as of the end of the Plan Year, before adjustment of such Account as provided for in Section 5.02(a).

(b)	For purposes of this Section, the income of the Plan shall mean all earnings, gains and losses, computed in accordance with the provisions of Section 5.02.

(c)	Effective for Plan Years beginning on and after January 1, 2006, Excess Contributions shall be adjusted for any income or loss up to the date of distribution. The income or loss allocable to Excess

Contributions is the sum of: (i) the income or loss allocable to the Participant’s Salary Reduction Contribution Account for the taxable year, multiplied by a fraction, the numerator of which is such Participant’s Excess Contributions for such year and the denominator of which is the Participant’s Salary Reduction Contribution Account balance attributable to the Salary Reduction Contributions without regard to any income or loss occurring during such taxable year; and (ii) ten percent (10%) of the amount determined under (i) multiplied by the number of whole calendar months between the end of the Participant’s taxable year and the date of distribution, counting the month of distribution as a whole month if the distribution occurs after the 15th day of such month.
(5)	For purposes of this Section 4.01(g), the following terms shall have the following meanings:
(a)	“Actual Deferral Percentage” (or “ADP”) shall mean for the Highly Compensated ADP Employees, as a group, and for the Non-Highly Compensated ADP Employees, as a group, the average of the ratios (calculated separately for each such ADP Participant in such group) of the Salary Reduction Contributions, if any, made on behalf of each such ADP Participant for each Plan Year, to such ADP Participant’s Total Compensation (as defined in Section 4.01(g)(5)(d)) for such Plan Year. For purposes of computing the ADP under the Prior Year Testing Method, changes between the prior Plan Year and the Current Plan Year in the group of Non-Highly Compensated ADP Employees are disregarded. For purposes of computing ADP, an ADP Participant who makes no Salary Reduction Contributions for a Plan Year shall be treated as making a zero percent (0%) contribution for the Plan Year.

In calculating ADP, a Salary Reduction Contribution shall be taken into account for a Plan Year only if such Salary Reduction Contribution: (i) relates to Total Compensation that would have been received by the ADP Participant during such Plan Year (but for the salary reduction election) or is attributable to services performed by the ADP Participant during such Plan Year and would have been received by the ADP Participant within two and one-half (2-1/2) months after the close of such Plan Year (but for the salary reduction election); and (ii) is allocated to the ADP Participant during such Plan Year. A Salary Reduction Contribution is treated as allocated as of a particular date during a Plan Year if allocation of such contribution is not contingent on participation in the Plan or the performance of services after such date and such contribution is paid to the Trust not later than twelve (12) months after the close of such Plan Year.

In calculating the ADP of a Highly Compensated ADP Employee who participates in more than one plan maintained by an Employer or an Affiliate, all elective deferrals (as defined in Code Section 401(m)(4)) of such Highly Compensated ADP Employee shall be aggregated for purposes of determining such percentage in accordance with the applicable treasury regulations.

In calculating the ADP of a Highly Compensated ADP Employee who has “excess deferrals” (as defined in Section 4.01(c)), such

“excess deferrals” shall be treated as Salary Reduction Contributions for purposes of determining such percentage.
In calculating ADP, all elective deferrals (as defined in Code Section 401(m)(4)) to any plan required to be aggregated with the Plan for purposes of Code Section 401(a)(4) or 410(b) shall be treated as if made under the Plan. If the Plan is permissively aggregated with another plan in order to comply with the limitations of Section 4.01(g)(1), such aggregated plans must also meet the requirements of Code Sections 401(a)(4) and 410(b) as a single plan. For Plan Years beginning on and after January 1, 2006, the ESOP portion of the Plan may be aggregated with the non-ESOP portion of the Plan in order to comply with the limitations of Section 4.01(g)(1), provided however, that even if such plans are permissively aggregated for purposes of complying with the limitations of Section 4.01(g)(1), such plans must be disaggregated for purposed of satisfying the requirements of Code Section 410(b). Except as otherwise provided in the Treasury Regulations, if the ADP under Subsection 4.01(g)(1) is determined under the Prior Year Testing Method, the Plan may not be permissively aggregated with another plan in order to comply with the limitations of Subsection 4.03(g)(1) if such other plan determines ADP under the Current Year Testing Method.

(b)	“Total Compensation” as used in this Section 4.01(g) shall have the same meaning as that set forth in Section 5.03(a) hereof.
     7. Section 4.02 is amended, effective for Plan Years beginning on and after January 1, 2006, by striking said Sub-section and substituting in lieu thereof the following:
4.02	Safeharbor Matching Contributions
(a)	For each Plan Year, each Employer shall contribute on behalf of each of its Participants for whom a Salary Reduction Contribution was made pursuant to Section 4.01(b) and who is eligible to receive an allocation of Safeharbor Matching Contributions as described in Section 3.01(b) hereof (other than Georgia Union Participants from April 23, 2005 through April 29, 2006) a “Safeharbor Matching Contribution” in an amount equal to one hundred percent (100%) of such Participant’s Salary Reduction Contributions, up to a maximum of four percent (4%) of such Participant’s Compensation, for the Plan Year.

(b)	Except as otherwise provided in Subsection 4.01(g) with respect to ADP Participants (as defined in Subsection 4.01(g)), the discrimination tests of Code Section 401(k)(3) are satisfied by the safeharbor provided under Code Section 401(k)(12).

(c)	Except as otherwise provided in Section 4.08 (applicable for periods from April 23, 2005 through April 29, 2006), the discrimination tests of Code Section 401(m)(2) are satisfied by the safeharbor provided under Code Section 401(m)(11).

(d)	Prior to (i) the Employee’s initial Entry Date, and (ii) the beginning of each Plan Year, the Employer shall provide notice to each Employee who is eligible to receive a Safeharbor Matching Contribution pursuant to Section 4.02 here that this Plan is exempt from the general nondiscrimination rules of Code Section 401(k)(3) and Code Section 401(m)(2). Such notice shall be provided in writing or any other form approved by the Commissioner of Internal Revenue.

(e)	Safeharbor Matching Contributions credited to a Participant Safeharbor Matching Contribution Account shall be one hundred percent (100%) vested and non-forfeitable at all times. Safeharbor Matching Contributions may be made in cash or in Company Stock.
     8. Section 4.08 is amended, effective as of April 29, 2006, by striking said Sub-section and substituting in lieu thereof the following:
4.08	Matching Contributions on Behalf of Georgia Union Participants

This Section 4.08 applies from the payroll period beginning April 23, 2005 through April 29, 2006.
(a)	The Employer shall contribute on behalf of each Georgia Union Participant for whom a Salary Reduction Contribution was made pursuant to Section 4.01(b) and who is eligible to receive an allocation of Matching Contributions as described in Section 3.01(b) hereof, a Matching Contribution in an amount equal to fifty percent (50%) of such Participant’s Salary Reduction Contributions, up to a maximum of six percent (6%) of such Participant’s Compensation, for the Plan Year.

(b)	The discrimination tests of Code Section 401(m)(2) are automatically satisfied, pursuant to the provisions of Section 1.401(m)-1(a)(3) of the regulations under Code Section 401(m), because the Matching Contributions are made under the portion of the Plan that benefits collectively bargained employees and that automatically satisfies the requirements of Code Section 410(b).

(c)	Matching Contributions credited to a Georgia Union Participant’s Matching Contribution Account shall be one hundred percent (100%) vested and non-forfeitable at all times. Matching Contributions may be made in cash or in Company Stock.
     9. Section 6.03 is amended, effective for Plan Years beginning on and after January 1, 2006, by adding the following provision to the end of said Section:
For purposes of this Section 6.03, termination or severance of employment does not include an Employee becoming classified as a Leased Employee (as defined in Section 2.01(m)).
     10. Subsection 6.06(a)(1) is amended, effective for Plan Years beginning on and after January 1, 2006, by striking said Sub-section and substituting in lieu thereof the following:
(1)	If the Participant elects a withdrawal from his or her Salary Reduction Contribution Account prior to the date on which he or she attains age 59-1/2, such withdrawal (i) may not include any earnings accrued after 1988 and (ii) will require the consent of the Committee. Such consent shall be given only if the Participant is able to demonstrate a financial hardship. The Committee will determine that the Participant has properly demonstrated financial hardship only if the Participant demonstrates both the existence of an immediate and heavy financial need of the Participant and that the distribution is necessary to satisfy such immediate and heavy financial need. Hardship distributions are subject to the spousal consent requirements contained in Code Sections 401(a)(11) and 417, if applicable.

The Committee will determine that the Participant has properly demonstrated financial hardship only if the Participant demonstrates that the purpose of the withdrawal is to meet immediate and heavy financial needs, the amount of the withdrawal does not exceed such financial needs, and the amount of the withdrawal is not reasonably available from other resources. The Participant will be considered as having demonstrated that the purpose of the withdrawal is to meet his or her immediate and heavy financial needs only if he or she represents that the distribution is on account of:
(a)	for Plan Years (i) beginning prior to January 1, 2006, medical expenses (as described in Code Section 213(d)) incurred by the Participant, his spouse or any of his dependents, (ii) beginning on and after January 1, 2006, expenses for (or necessary to obtain) medical care that would be deductible under Code Section 213(d) (determined without regard to whether the expenses exceed 7.5% of adjusted gross income),

(b)	the purchase (excluding mortgage payments) of a principal residence for the Participant;

(c)	for Plan Years (i) beginning prior to January 1, 2006, the payment of tuition and room and board for the next twelve (12) months of post- secondary education for the Participant, the Participant’s spouse, children or dependents, (ii) beginning on and after January 1, 2006, payment of tuition, related educational fees and room and board expenses for up to the next twelve (12) months of post-secondary education for the Participant or such Participant’s spouse, children or dependents (as defined in Code Section 152 without regard to Code Section 152(b)(1), (b)(2) and (d)(1)(B));

(d)	payments necessary to prevent the eviction of the Participant from, or a foreclosure on the mortgage of the Participant’s principal residence;

(e)	for Plan Years beginning on and after January 1, 2006, payment for a funeral or burial expenses for the Participant’s deceased parent, spouse, child or dependent (as defined in Code Section 152 without regard to Code Section 152(b)(1), (b)(2) and (d)(1)(B)); or

(f)	for Plan Years beginning on and after January 1, 2006, payment for expenses to repair damage to the Participant’s principal residence that would qualify for a casualty loss deduction under Code Section 165 (determined without regard to whether the loss exceeds ten percent (10%) of adjusted gross income.
Moreover, the Participant will be considered as having demonstrated that the amount of the withdrawal is unavailable from his or her other resources and in an amount not in excess of that necessary to satisfy his or her immediate and heavy financial needs if the Participant represents that:
(a)	the distribution is not in excess of the amount of his or her immediate and heavy financial needs, and

(b)	the Participant has obtained all distributions, other than hardship distributions, and all nontaxable loans currently available to him or her under all plans currently maintained by the Employers, including electing to receive all dividends to the extent currently available under Section 7.02(i) hereof.
For Plan Years beginning on and after January 1, 2006, notwithstanding any Plan provision to the contrary, the Committee may treat an immediate and heavy financial need as not capable of being relieved from other resources that are reasonably available to the Participant, if the Committee relies upon the Participant’s representation (made in writing or in such other form as may be prescribed by the Committee and that complies with the requirements of Treasury Regulations Section

1.401(k)-1(d)(3)(iv)(C)), unless the Committee has actual knowledge to the contrary.
In the event of any withdrawal by a Participant pursuant to this Section 6.01(a)(1), such withdrawal shall terminate such Participant’s Salary Reduction Contributions under Section 4.01 and his or her right to make contributions under all other employee plans maintained by the Employer until the first day of the first payroll period which commences at least six (6) months following the receipt of such withdrawal. Withdrawal elections under this Section 6.01(a)(1) may be made at any time but not more frequently than once each calendar year.
     11. Section 11.02 is amended, effective for Plan Years beginning on and after January 1, 2006, by striking said Section and substituting in lieu thereof the following:
11.02	Plan Assets

In the event of any merger or consolidation of the Plan with, or transfer in whole or in part of the assets and liabilities of the Trust Fund to, another trust fund held under any other plan of deferred compensation maintained or to be established for the benefit of all or some of the Participants of this Plan, the assets of the Trust Fund applicable to such Participants shall be transferred to the other trust fund only if:
(a)	each Participant would (if either this Plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer (if this Plan had then terminated);

(b)	resolutions of the Boards of Directors of the Employers under this Plan, or of any new or successor employer of the affected Participants, shall authorize such transfer of assets; and, in the case of a new or successor employer of the affected Participants, its resolutions shall include an assumption of liabilities with respect to such Participants’ inclusion in the new employer’s plan;

(c)	such other plan and trust are qualified under Code Sections 401(a) and 501(a); and

(d)	such other plan satisfies the distribution limitations described in Code Section 401(k)(2)(B) and Section 1.401(k)-1(d) of the Treasury Regulations.
     12. Section 12.04 is amended, effective for Plan Years beginning on and after January 1, 2006, by adding the following provision to the end of said Section:
For purposes of this Section 12.04, the term “defined contribution plan” does not include an employee stock ownership plan as defined in Code Section 4975(e)(7) or Code Section 409(a), a simplified employee pension as defined in Code Section 408(k), a SIMPLE IRA plan as defined in Code Section 408(p), a plan or contract that satisfies the requirements of Code Section 403(b), or a plan that is described in Code Section 457(b) or (f).

     IN WITNESS WHEREOF, the Company has caused this AMENDMENT NO. TWO TO THE ATMOS ENERGY CORPORATION RETIREMENT SAVINGS PLAN AND TRUST AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2005 to be executed in its name on its behalf this 29th day of December, 2006, effective as of the dates set forth herein.

ATMOS ENERGY CORPORATION

By: Name:	/s/ JOHN P. REDDY John P. Reddy
Title:	SVP and CFO

QUALIFIED RETIREMENT PLANS
AND TRUSTS COMMITTEE

By:	/s/ JOHN P. REDDY John P. Reddy

By:	/s/ LOUIS P. GREGORY Louis P. Gregory

By:	/s/ WYNN D. MCGREGOR Wynn D. McGregor

By:	/s/ FRED E. MEISENHEIMER Fred E. Meisenheimer

By:	/s/ CONRAD E. GRUBER Conrad E. Gruber

By:	/s/ LAURIE M. SHERWOOD Laurie M. Sherwood

By:	/s/ KIM COCKLIN Kim Cocklin